Exhibit 99.1

Investors contact:	Patrique Richards
Investor Relations
(801) 954-7961
investor.relations@us.usana.com

Media contact:	Dan Macuga
Public Relations
(801) 954-7280

USANA Health Sciences Announces Realignment of Executive Team and
Appointment of New Executive Officers

SALT LAKE CITY, May 10, 2011 (BUSINESS WIRE)—USANA Health Sciences, Inc. (NYSE: USNA) today announced that Fred W. Cooper, President and Chief Operating Officer; Jeffrey A. Yates, Chief Financial Officer; and Mark H. Wilson, Executive Vice President of Sales have each stepped down from their respective offices to pursue other business endeavors.  The Company also announced that it has realigned its executive team and appointed Kevin G. Guest as President of North America, Deborah Woo as President of Asia Pacific, G. Douglas Hekking as Chief Financial Officer, and Roy W. Truett as Chief Operating Officer.

Commenting on these new officer appointments, Dave Wentz, Chief Executive Officer, said, “On behalf of the board of directors and the management team, I want to offer my congratulations and gratitude to these outstanding executives who are taking on greater leadership roles within our company. They are all highly talented and proven executives who have played significant roles in USANA’s growth for many years. USANA’s management team is one of the most experienced in the industry and will continue to grow USANA.”

Continuing on the realignment of the executive team, Wentz said “I also want to offer Fred, Jeff, and Mark our sincerest appreciation for their years of service to USANA. We wish them well in their future endeavors.”

Conference Call

USANA will hold a conference call and webcast to discuss this announcement with investors on Tuesday, May 10, 2011 at 4:00PM Eastern Time.  Investors may listen to the call by dialing 1-877-941-9205 at least ten minutes prior to the conference or by accessing USANA’s website at http://www.usanahealthsciences.com.  For those who cannot listen to the live broadcast, a replay will be available shortly after the call.

About USANA

USANA develops and manufactures high-quality nutritional, personal care, and weight-management products that are sold directly to Associates and Preferred Customers throughout the United States, Canada, Australia, New Zealand, Hong Kong, Japan, Taiwan, South Korea, Singapore, Mexico, Malaysia, the Philippines, the Netherlands, and the United Kingdom. Additionally, USANA’s wholly-owned subsidiary, BabyCare, Ltd., operates a direct selling business in China.  More information on USANA can be found at http://www.usanahealthsciences.com.

Safe Harbor

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act.  Our actual results could differ materially from those projected in these forward-looking statements, which involve a number of risks and uncertainties, including global economic conditions generally, reliance upon our network of independent Associates, the governmental regulation of our products, manufacturing and marketing risks, adverse publicity risks, and risks associated with our international expansion.  The contents of this release should be considered in conjunction with the risk factors, warnings, and cautionary statements that are contained in our most recent filings with the Securities and Exchange Commission.